                                                                    Exhibit 99.1

                            (ASHWORTH LOGO)

                            Contact:    Randall L. Herrel, Sr. - Chairman & CEO
                            (760) 929-6142
                            Terence Tsang - EVP & COO/CFO
                            (760) 929-4611

                            Investor Relations: James K. White
                            Kehoe, White & Company, Inc
                            (562) 437-0655

   ASHWORTH, INC. REPORTS RECORD FISCAL 2004 SECOND QUARTER FINANCIAL RESULTS

CARLSBAD, CALIFORNIA, June 10, 2004 -- Ashworth, Inc. (NASDAQ: ASHW), a leading designer of sportswear and golf apparel, today announced the financial results for the second quarter and first half of fiscal 2004, as compared to the same periods in fiscal 2003.

Consolidated net revenue for the second quarter of 2004 increased 4.0% to a record $54.7 million as compared to $52.6 million for the second quarter of 2003. Consolidated second quarter net income increased 32.6% to $5.7 million or $0.41 per diluted share compared to consolidated net income of $4.3 million or $0.33 per diluted share for the second quarter of 2003. In February 2004, the Company sold its existing distribution center facility located in Carlsbad, California and recorded an after tax gain on disposal of fixed assets of $1.0 million. Without the gain on sale of fixed assets, the Company would have reported record consolidated net income of $4.7 million or $0.34 per diluted share. The Company believes that excluding the effect of the gain on sale of fixed assets provides useful information to investors in analyzing the impact the non-operational transaction had relative to the Company's performance in fiscal 2004 as compared to fiscal 2003; and, the adjusted consolidated net income measure more closely reflects consolidated net income based on the Company's operations. Consolidated net revenue for the domestic segment increased 2.5% to $44.5 million for the second quarter of fiscal 2004 from $43.4 million for the second quarter of 2003. Consolidated net revenue for the international segment increased 10.9% to $10.2 million for the second quarter of fiscal 2004 from $9.2 million for the second quarter of 2003.

For the six-month period ended April 30, 2004, consolidated net revenue increased 3.5% to $82.0 million compared to $79.2 million for the same period in fiscal 2003. Consolidated net income for the first half of fiscal 2004 increased 31.8% to $5.8 million or $0.42 per diluted share compared to consolidated net income of $4.4 million or $0.34 per diluted share for the same period of fiscal 2003. Without the above-mentioned one-time gain on sale of fixed assets, the Company would have reported consolidated net income of $4.8 million or $0.35 per diluted share for the six-month period ended April 30, 2004. The Company believes that excluding the effect of the gain on sale of fixed assets provides useful information to investors in analyzing the impact the non-operational transaction had on the Company's performance in fiscal 2004 as compared to fiscal 2003; and, the adjusted consolidated net income measure more closely reflects consolidated net income based on the Company's operations. Net revenue for the domestic segment increased 0.8% to $67.5 million for the first half of fiscal 2004 from $67.0 million for the same period of fiscal 2003. Net revenue from the international segment increased 18.9% to $14.5 million for the first half of fiscal 2004 from $12.2 million for the same period of fiscal 2003.

Randall L. Herrel, Sr., Chairman and Chief Executive Officer, stated, "We are pleased to report record fiscal 2004 second quarter revenues and net income which met management's expectations. Our performance is notable in light of the global uncertainties and a sluggish golf industry. Net revenues

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for the second quarter of fiscal 2004 compared to the second quarter of fiscal
2003 were up 24.3% for our retail channel, up 5.1% for our corporate channel and up 10.9% for our international segment, but slightly down for our core golf and off-course specialty channel. The increase in net revenues from our international segment was primarily due to the effect of currency exchange fluctuations."

Mr. Herrel continued, "The response to our Fall/Holiday 2004 Ashworth and Callaway Golf apparel lines has been positive despite the current environment in our industry. Ashworth, Inc.'s consolidated global bookings increased 19.2% versus last year. The Ashworth brand bookings increased 14.3%, with domestic bookings increasing 19.0% and international bookings decreasing 15.4% as compared to the same period in the prior year. The Callaway Golf apparel bookings increased 31.6%, with domestic bookings up 30.8% and international bookings up 35.5% as compared to the same period in the prior year."

In reviewing the Company's financial position, Terence Tsang, Chief Operating Officer and Chief Financial Officer, stated, "We are pleased with our operational improvements with our operating margin increasing 120 basis points to 15.0% for the second quarter of fiscal 2004 from 13.8% for the same period last year. Our gross margins increased 80 basis points to 42.6% for the second quarter of fiscal 2004 from 41.8% for the same period last year, due primarily to cost savings resulting from improved sourcing."

Mr. Tsang continued, "Our balance sheet remains strong as we manage our working capital and seek to optimize our financial leverage. Net accounts receivable decreased 0.7% over the prior year while net revenues increased 4.0% for the second quarter. Our inventory remained essentially flat as compared to the prior year with total inventory increasing 0.2% to $43.5 million as of April 30, 2004 as compared to $43.4 million as of April 30, 2003. Our total borrowing on the line of credit decreased to $7.0 million at April 30, 2004 from $18.7 million at April 30, 2003. In April of 2004 we purchased our new distribution center in Oceanside, California for $13.7 million and financed part of the purchase price with $11.7 million in long term debt."

The Company also reiterated and maintained its revenue guidance for fiscal 2004. Based on current information, the Company expects consolidated net revenues for fiscal 2004 of $155.0 million to $162.0 million. The Company expects earnings of $0.66 to $0.72 per diluted share including the after tax gain on sale of its distribution center buildings in Carlsbad, California, booked in the second quarter of fiscal 2004, of $1.0 million or $0.07 per diluted share. The tax deferred gain of $1.6 million will create a lower cost basis, for tax purposes, in our new Oceanside, California building instead of a lower tax rate during the second quarter of fiscal 2004.

Based on current business trends the Company expects fiscal 2004 third quarter net revenues of $39 million to $41 million, an increase in the range of approximately 3% to 8% compared to the same quarter of fiscal 2003, and earnings of $0.16 to $0.19 per diluted share, compared to $0.16 in the same quarter of fiscal 2003. The Company currently plans to report third quarter 2004 results on Thursday, September 9, 2004 at market close.

Mr. Herrel concluded, "Though we remain prudently conservative in our guidance due to the uncertainty and challenges in the golf industry, we continue to be optimistic about the future of Ashworth. In 2004, we have two strong brands and multiple channels to grow our business and we are encouraged by recent strong results in the department store channel. As evidenced by our positive operating results starting in the fourth quarter of fiscal 2002 and continuing into fiscal 2004, our business model, which includes multi-brand and multi-channel strategies, is a key driver of this success."

Investors and all others are invited to listen to a conference call discussing fiscal 2004 second quarter results and the outlook for the remainder of fiscal 2004, today at 4:30 p.m. Eastern Time. The call will be broadcast over the Internet and can be accessed by visiting the Company's investor information page at www.ashworthinc.com. An online replay will be available until June 18, 2004. Additionally, a

48-hour telephone replay will be accessible by calling (877) 519-4471 for domestic callers and (973) 341-3080 for international callers; enter pass code 4823120.

ASHWORTH, INC. is a designer of men's and women's golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth products include three main brand extensions. Ashworth Collection(TM) is a range of upscale sportswear designed to be worn on and off course. Ashworth Authentics(TM) showcases the most popular items from the Ashworth line. Ashworth Weather Systems(R) utilizes technology to create a balance between fashion and function in a variety of climatic conditions. Callaway Golf is a trademark of Callaway Golf Company. Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92008 is an Official Licensee of Callaway Golf Company.

To learn more, please visit our Web site at www.ashworthinc.com.

This press release contains forward-looking statements related to the Company's market position, finances, operating results, marketing plans and strategies. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the timely development and acceptance of new products, as well as strategic alliances, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, the potential inadequacy of booked reserves, the timely completion and successful operation of the new distribution facility in Oceanside, CA, and other risks described in Ashworth, Inc.'s SEC reports, including the report on Form 10-K for the year ended October 31, 2003 and Form 10-Q's filed thereafter.

                                 (tables follow)

ASHWORTH, INC.
Consolidated Statements of Income
Second Quarter ended April 30, 2004 and 2003

(Unaudited)                                                 Summary of Results of Operations
                                                                 2004             2003
                                                            --------------     --------------
SECOND QUARTER
Net Revenue                                                 $   54,672,000     $   52,595,000
Cost of Sales                                                   31,363,000         30,635,000
                                                            --------------     --------------
    Gross Profit                                                23,309,000         21,960,000
Selling, General and Administrative Expenses                    15,087,000         14,712,000
                                                            --------------     --------------
Income from Operations                                           8,222,000          7,248,000
Other Income (Expense):
   Interest Income                                                  11,000              5,000
   Interest Expense                                               (227,000)          (259,000)
   Other Income, net                                             1,434,000            143,000
                                                            --------------     --------------
   Total Other Income (Expense), net                             1,218,000           (111,000)

Income Before Provision for Income Taxes                         9,440,000          7,137,000
Provision for Income Taxes                                      (3,777,000)        (2,855,000)
                                                            --------------     --------------
   Net Income                                               $    5,663,000     $    4,282,000
                                                            ==============     ==============

Income Per Share - BASIC                                    $         0.42     $         0.33
Weighted Average Common Shares Outstanding                      13,373,000         12,958,000
                                                            ==============     ==============

Income Per Share - DILUTED                                  $         0.41     $         0.33
Adjusted Weighted Average Shares and Assumed Conversions        13,737,000         13,082,000
                                                            ==============     ==============


SIX MONTHS

Net Revenue                                                 $   82,010,000     $   79,158,000
Cost of Sales                                                   48,010,000         47,231,000
                                                            --------------     --------------
   Gross Profit                                                 34,000,000         31,927,000
Selling, General and Administrative Expenses                    25,492,000         24,394,000
                                                            --------------     --------------
Income from Operations                                           8,508,000          7,533,000
Other Income (Expense):
   Interest Income                                                  32,000             15,000
   Interest Expense                                               (396,000)          (451,000)
   Other Income, net                                             1,519,000            216,000
                                                            --------------     --------------
Total Other Income (Expense), net                                1,155,000           (220,000)

Income Before Provision for Income Taxes                         9,663,000          7,313,000
Provision for Income Taxes                                      (3,866,000)        (2,925,000)
                                                            --------------     --------------
   Net Income                                               $    5,797,000     $    4,388,000
                                                            ==============     ==============

Income Per Share - BASIC                                    $         0.43     $         0.34
Weighted Average Common Shares Outstanding                      13,331,000         12,955,000
                                                            ==============     ==============

Income Per Share - DILUTED                                  $         0.42     $         0.34
Adjusted Weighted Average Shares and Assumed Conversions        13,679,000         13,081,000
                                                            ==============     ==============

ASHWORTH, INC.
Consolidated Balance Sheets
As of April 30, 2004 and 2003

(Unaudited)
                                                          April 30,       April 30,
ASSETS                                                      2004            2003
                                                        ------------    ------------
CURRENT ASSETS
   Cash and Cash Equivalents                            $  1,747,000    $  1,258,000
   Accounts Receivable-Trade, net                         48,149,000      48,468,000
   Inventories, net                                       43,539,000      43,371,000
   Other Current Assets                                    8,644,000       8,310,000
                                                        ------------    ------------
     Total Current Assets                                102,079,000     101,407,000

Property and Equipment, net                               29,321,000      17,619,000
     Other Assets, net                                     1,591,000         779,000
                                                        ------------    ------------
                         Total Assets                   $132,991,000    $119,805,000
                                                        ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Line of Credit                                       $  7,000,000    $ 18,682,000
   Current Portion of Long-Term Debt                         308,000         287,000
   Accounts Payable - Trade                                9,199,000       5,892,000
   Other Current Liabilities                               7,235,000       7,998,000
                                                        ------------    ------------
   Total Current Liabilities                              23,742,000      32,859,000

Long-Term Debt                                            11,528,000       2,776,000
Other Long-Term Liabilities                                1,923,000       1,561,000
Stockholders' Equity                                      95,798,000      82,609,000
                                                        ------------    ------------
          Total Liabilities and Stockholders' Equity    $132,991,000    $119,805,000
                                                        ============    ============

This earnings release includes information presented on an adjusted non-GAAP basis. These adjusted non-GAAP financial measures are considered "non-GAAP" financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of adjusted non-GAAP results provides useful information to both management and investors to better understand the impact of the gain on sale of the Company's existing distribution facility in Carlsbad, California booked in the second quarter of fiscal 2004. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the adjusted non-GAAP financial measure with the most directly comparable GAAP-based financial measure.

                                 ASHWORTH, INC.

               ADJUSTED NON-GAAP CONSOLIDATED STATEMENTS OF INCOME

                  SECOND QUARTER ENDED APRIL 30, 2004 AND 2003

                                   (UNAUDITED)

                                                                                             QUARTER
                                                         QUARTER ENDED                        ENDED
                                                            4/30/04                          4/30/03
                                        ---------------------------------------------------------------
                                                         ELIMINATION
                                                          OF GAIN ON
                                                           SALE OF
                                                           EXISTING         ADJUSTED
                                             AS          DISTRIBUTION       NON-GAAP            AS
                                          REPORTED          CENTER           RESULTS         REPORTED
                                        ------------     ------------     ------------     ------------
Net Revenue                             $ 54,672,000     $         --     $ 54,672,000     $ 52,595,000
Cost of Sales                             31,363,000               --       31,363,000       30,635,000
                                        ------------     ------------     ------------     ------------
   Gross Profit                           23,309,000                        23,309,000       21,960,000
Selling, General and
   Administrative Expenses                15,087,000               --       15,087,000       14,712,000
                                        ------------     ------------     ------------     ------------
Income from Operations                     8,222,000                         8,222,000        7,248,000
Other Income (Expense):
   Interest Income                            11,000               --           11,000            5,000
   Interest Expense                         (227,000)              --         (227,000)        (259,000)
   Other Income (Expense), net             1,434,000       (1,589,000)        (155,000)         143,000
                                        ------------     ------------     ------------     ------------
   Total Other Income (Expense), net       1,218,000       (1,589,000)        (371,000)        (111,000)
Income Before Provision for
   Income Taxes                            9,440,000       (1,589,000)       7,851,000        7,137,000
Provision for Income Taxes                (3,777,000)         636,000       (3,141,000)      (2,855,000)
                                        ------------     ------------     ------------     ------------
   Net Income                           $  5,663,000     $   (953,000)    $  4,710,000     $  4,282,000
                                        ============     ============     ============     ============

Income Per Share - BASIC                $       0.42     $      (0.07)    $       0.35     $       0.33
Weighted Average Common
   Shares Outstanding                     13,373,000       13,373,000       13,373,000       12,958,000
                                        ============     ============     ============     ============

Income Per Share - DILUTED              $       0.41     $      (0.07)    $       0.34     $       0.33
Adjusted Weighted Average Shares
   And Assumed Conversions                13,737,000       13,737,000       13,737,000       13,082,000
                                        ============     ============     ============     ============

                                 ASHWORTH, INC.

               ADJUSTED NON-GAAP CONSOLIDATED STATEMENTS OF INCOME

                    SIX MONTHS ENDED APRIL 30, 2004 AND 2003

                                   (UNAUDITED)

                                                                                            SIX MONTHS
                                                       SIX MONTHS ENDED                       ENDED
                                                            4/30/04                          4/30/03
                                        ---------------------------------------------------------------
                                                         ELIMINATION
                                                          OF GAIN ON
                                                           SALE OF
                                                           EXISTING         ADJUSTED
                                             AS          DISTRIBUTION       NON-GAAP            AS
                                          REPORTED          CENTER          RESULTS          REPORTED
                                        ------------     ------------     ------------     ------------
Net Revenue                             $ 82,010,000     $         --     $ 82,010,000     $ 79,158,000
Cost of Sales                             48,010,000               --       48,010,000       47,231,000
                                        ------------     ------------     ------------     ------------
   Gross Profit                           34,000,000                        34,000,000       31,927,000
Selling, General and
   Administrative Expenses                25,492,000               --       25,492,000       24,394,000
                                        ------------     ------------     ------------     ------------
Income from Operations                     8,508,000                         8,508,000        7,533,000
Other Income (Expense):
   Interest Income                            32,000               --           32,000           15,000
   Interest Expense                         (396,000)              --         (396,000)        (451,000)
   Other Income (Expense), net             1,519,000       (1,589,000)         (70,000)         216,000
                                        ------------     ------------     ------------     ------------
   Total Other Income (Expense), net       1,155,000       (1,589,000)        (434,000)        (220,000)
Income Before Provision for
   Income Taxes                            9,663,000       (1,589,000)       8,074,000        7,313,000
Provision for Income Taxes                (3,866,000)         636,000       (3,230,000)      (2,925,000)
                                        ------------     ------------     ------------     ------------
   Net Income                           $  5,797,000     $   (953,000)    $  4,844,000     $  4,388,000
                                        ============     ============     ============     ============

Income Per Share - BASIC                $       0.43     $      (0.07)    $       0.36     $       0.34
Weighted Average Common
   Shares Outstanding                     13,331,000       13,331,000       13,331,000       12,955,000
                                        ============     ============     ============     ============

Income Per Share - DILUTED              $       0.42     $      (0.07)    $       0.35     $       0.34
Adjusted Weighted Average Shares
   And Assumed Conversions                13,679,000       13,679,000       13,679,000       13,081,000
                                        ============     ============     ============     ============